Exhibit 10
RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) is entered into as of September 6, 2012, by and between Pepco Holdings Inc. (the “Company”) and Kirk J. Emge (the “Executive”).

WHEREAS, the Company has offered the Executive the opportunity to elect early retirement in consideration for payment of certain severance payments and the receipt of certain other benefits; and

WHEREAS, the Executive wishes to retire from the Company in accordance with the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.           Retirement of the Executive.

(a)           The Executive’s retirement date shall be April 1, 2013 (the “Retirement Date”).  If the Executive voluntarily terminates his employment prior to the Retirement Date, this Agreement shall become null and void.

(b)           From the date of this Agreement through the Retirement Date, the Executive shall continue to be employed as an executive of the Company at his current annual salary of $400,000 (i) with duties and responsibilities commensurate with his position as an executive of the Company as he shall be assigned from time to time by the Chief Executive Officer of the Company and (ii) otherwise on the same terms and conditions as were in effect immediately prior to the date of this Agreement, subject only to the terms and conditions of this Agreement.

2.           Treatment of Incentive Compensation Awards.

(a)           With regard to the Amended and Restated Annual Executive Incentive Compensation Plan (the “EICP”):

(i)           The Executive (i) shall be entitled to receive an award for 2012 (payable in 2013) if and to the extent so determined by the Compensation/Human Resources Committee (the “Compensation Committee”) in accordance with the terms of the EICP, and to the extent earned, shall be payable in the normal course.

(ii)           The Executive shall not be entitled to participate in the EICP in 2013.

(b)           With regard to the Long-Term Incentive Plan (the “LTIP”):

                                                (i)           The Executive’s time-based and performance-based awards for the 2010-2012 award cycle shall vest if and to the extent determined by the Committee in accordance with the terms thereof, and to the extent earned, shall be payable in the normal course.

(ii)           The Executive’s award agreement with respect to the time-based restricted stock unit award for the 2011-2013 award cycle is hereby amended to provide that on the Retirement Date the award shall vest on a prorated based on the number of full months elapsed over the period beginning on the grant date and ending on the Retirement Date (the “Proration Period”), with the result that on the Retirement Date the Executive shall become fully vested in (A) 5,144 restricted stock units, representing 26/36th of the restricted stock units initially granted under the award and (B) any additional restricted stock units accrued as dividend equivalents in accordance with the terms of the award over the Proration Period, and the remainder of the award shall be forfeited.  The vested restricted stock units shall be settled on the Retirement Date.

(iii)           The Executive’s award agreement with respect to the performance-based restricted stock unit award for the 2011-2013 award cycle is hereby amended to provide that the vesting of the award shall be based on actual performance over the entire three-year performance period relative to the performance goals as determined by the Committee in accordance with the terms of the award, with the number of restricted stock units, if any, that otherwise would have become vested to be prorated by multiplying that number of restricted stock units by the fraction 27/36, representing the number of full months elapsed over the period beginning on the grant date and ending on the Retirement Date (the “Pro-Rated Award”).  The Pro-Rated Amount, along with any additional restricted stock units accrued as dividend equivalents on the Pro-Rated Award, shall be settled no later than 30 days after the amount of the award is determined (but in no event later than the short-term deferral period under Treas. Reg. 1.409A-1(b)(4).

(iv)           The Executive’s time-based and performance-based awards for the 2012-2014 award cycle shall be forfeited, effective as of the Retirement Date.

(v)           The Executive shall not be entitled to an award for the 2013-2015 award cycle.

3.           Severance and Other Payments.

(a)           On the condition that the Executive, on or after the Retirement Date and no later than 45 days after the Retirement Date, executes and delivers a General Release of Claims in the form attached hereto as Attachment A (the “Release”), and does not revoke the Release within the revocation period specified therein, and in consideration for the other agreements of the Executive as set forth in this Agreement, including in Section 9, the Company shall make a non-pensionable severance payment to the Executive in an amount equal to $706,667, consisting of the sum of (i) $466,667, representing an amount equal to the salary that the Executive would have earned at his current salary rate over the period April 1, 2013, through May 31, 2014 and (ii) $240,000, representing an amount equal to the Executive’s 2013 EICP target bonus had the Executive been a participant in the EICP for 2013.

                                (b)           The Severance Payment shall become due and payable in a lump sum on the tenth business day following the last day of the seven-day revocation period referred to in the Release. The Executive acknowledges and agrees that the Severance Payment is being provided in consideration of the releases, waivers and agreements of the Executive set forth in this Agreement and the Release and that, upon any breach by the Executive of any provision of this Agreement or the Release, the Severance Payment shall be forfeited by the Executive or, if already paid to the Executive, shall be immediately repaid by the Executive to the Company.

(c)           The Company shall pay an additional benefit to the Executive based on the difference between (i) his early retirement benefit under the Pepco Holdings, Inc. Retirement Plan (the “Retirement Plan”) and the Pepco Holdings, Inc. 2011 Supplemental Executive Retirement Plan (the “Supplemental Plan”) and (ii) his retirement benefit under the Retirement Plan and Supplemental Plan unreduced for early commencement.  The Company and the Executive agree that this difference is equal to $546.86 per month when expressed as a single life annuity beginning as of the Retirement Date.  This benefit shall be paid to the Executive at the same time and in the same form as the Executive’s benefits under the Supplemental Plan, converted, if necessary, from the single life annuity stated above using the assumptions for actuarial equivalence specified in the Retirement Plan.

4.           Retirement Plan and Supplemental Pension Benefits.  The Executive shall continue to accrue benefits under the Pepco Holdings Retirement Plan and the Executive Supplemental Retirement Plan through the Retirement Date, and beginning on the Retirement Date shall be entitled to receive benefits under the respective plans in accordance with the terms thereof and the elections made by the Executive thereunder.

5.           Other Benefits.

(a)           Deferred Compensation.   The Executive shall be eligible to continue to participate in the Second Amended and Restated PHI Executive and Director Deferred Compensation Plan in accordance with the terms thereof and the elections made by the Executive thereunder.

(b)           401(k) Plan.  The Executive shall be eligible to continue to participate in the Retirement Savings in accordance with the terms thereof and the elections made by the Executive thereunder.

(c)           Health and Welfare Benefits.   The Executive shall be eligible to continue to participate in each of the health and welfare benefits in which he is a participant as of the date of this Agreement in accordance with the terms thereof and the elections made by the Executive thereunder.  For a period up to one year following the Retirement Date, any medical, dental and vision benefits to which the Executive is entitled under the Consolidated Omnibus Budget and Reconciliation Act (COBRA) shall be charged to the Executive at a cost that is the same as the Executive would have paid had the Executive remained an active employee of the Company.

6.            No Participation in Future Severance Plans.   The Executive hereby agrees that Executive shall not be entitled to participate in any severance plan or arrangement that may be instituted by the Company following the date of this Agreement.

7.           Withholding Taxes.  Other than incentive awards, which shall be governed by the terms and conditions of the plans under which they were made and any award agreement entered into with respect thereto, all payments to the Executive under this Agreement are subject to any applicable federal, state, District of Columbia and local tax withholding requirements.

8.           Non-Disparagement.  It is understood that the retirement of the Executive is an amicable separation, and any oral or written communications made by the Executive and the Company concerning one another relating to the Executive’s termination of employment shall be consistent with an amicable separation.

9.           Assistance and Post-Employment Cooperation.

(a)           The Executive agrees to assist the Company subsequent to the date of this Agreement and through the Retirement Date in the efficient transfer of the Executive’s responsibilities.

(b)           For a period of three years following the Retirement Date, the Executive agrees to be available, upon the reasonable request of the Company, to consult with the Company with regard to matters that were within the scope of Executive’s responsibilities while employed by the Company, including, without limitation, cooperating with and assisting the Company in pursuing or defending any litigation, claims, grievances, arbitrations or disputes involving the Company or any of its subsidiaries.  In connection with the assistance provided by the Executive under this Section 9, the Company shall (i) reimburse the Executive for out-of-pocket expenses reasonably incurred (including, but not limited to, meals, accommodations, travel and other incidental expenses) and (ii) beginning on June 1, 2014, compensation the Executive at the hourly rate of $200.

10.            Return of Company Property.  The Executive shall return to the Company any and all Company property and documents in the Executive’s possession or control on or before the Retirement Date.  Following the Retirement Date, the Executive shall take reasonable steps to protect from disclosure to others any confidential or proprietary information concerning the Company that the Executive received during the Executive’s employment.

                11.           Release of Claims.

(a)           Except as otherwise provided in paragraph (b), the Executive, on behalf of himself and his heirs, agents, attorneys, assigns and anyone else claiming for or through the Executive, hereby knowingly, voluntarily and fully waives, unconditionally releases and forever discharges, all claims, damages, causes of action, suits, controversies, cross-claims, counter-claims, demands, debts and liabilities of any nature whatsoever in law or in equity (“Claims”) that have arisen or might have arisen at any time up to and including the date of this Agreement (whether known or unknown, accrued or contingent, liquidated or unliquidated) that the Executive now has or may have against the Company, its affiliates, subsidiaries, successors and assigns, its and their present, past and future directors, officers, shareholders, agents, representatives and employees (in their individual and representative capacities), and any past, present or successor Company benefit plans and their trustees, administrators, fiduciaries, insurers and agents (collectively, "the Releasees"), including without any limitation on the general nature of the foregoing release: (i) any Claims relating to the Executive’s employment and termination of employment with the Company, including any Claim of wrongful discharge or breach of contract, (ii) any Claims arising under any federal, state, District of Columbia or local law relating to discrimination on account of race, color, religion, sex, national origin, age, disability, marital status or other illegal basis, (iii) any Claims based on any tort, such as fraud, defamation or intentional infliction of emotional distress, (iv) any Claims for wages, insurance or other fringe benefits, including group health and pension benefits, and (v) any Claims for attorneys' fees or costs.  The Executive agrees not to sue, otherwise institute or cause to be instituted or in any way voluntarily participate in or assist in the prosecution of (whether as an individual or class representative) any complaints or charges against any of the Releasees in any federal, state, District of Columbia, local or other court, administrative agency or other forum concerning any Claims released hereby, and the Executive represents that no such complaint or charge by the Executive or on the Executive’s behalf is pending.  The Executive agrees that if any person, organization or other entity should bring a Claim against any of the Releasees involving any matter occurring at any time in the past up to and including the date of execution of this Agreement or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the execution of this Agreement, the Executive will not accept any personal relief in any such action. Executive warrants that this is a general release and that there has been no assignment or transfer of any Claim covered hereby. The Executive agrees and understands that he is specifically releasing all Claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.

(b) Notwithstanding the provisions of paragraph (a), the Executive acknowledges and agrees that he is not waiving and is not being required to waive (i) any claim for the benefits provided for in this Agreement, (ii) any claim for vested benefits under any employee benefit plan in which Executive was a participant on or prior to the date of this Agreement as those benefits may be modified under the terms of this Agreement, (iii) any rights or claims that the  Executive may have that first arise after the date the Executive executes this Agreement, (iv) any right that cannot be waived under law, such as unemployment insurance and worker’s compensation benefits and the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that the Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding with respect to any such administrative charge the Executive may file under this clause (iv), and (v) any claim that the Executive may have to indemnification and reimbursement of expenses under applicable law or the Company’s Certificate of Incorporation or Bylaws.

(c) The Executive further understands and acknowledges that: (i) he has twenty one (21) days to consider this release of Claims, (ii) that if he signs this Agreement, he may revoke it within seven (7) days after signing, and (iii) this Agreement shall not be enforceable until the seven-day revocation period has expired without revocation.  The Executive acknowledges and agrees that, if he revokes this Agreement during the revocation period and has received any benefits under this Agreement during the revocation period, such benefits will be rescinded and, to the extent practicable, will be returnable to the Company.  Revocation can be made by delivering a written notice of revocation to Ernest L. Jenkins, Vice President, People Strategy and Human Resources, 701 Ninth St., N.W., Washington, D.C. 20068, with a copy to the Corporate Secretary.  For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Executive signs this Agreement.

                12.           Warranties and Covenants of Executive.  The Executive warrants and covenants that he (i) personally has read this Agreement, (ii) has been advised to consult with legal counsel at the Executive’s expense with regard to this Agreement, (iii) has had sufficient time to consider this Agreement and fully understands the contents of this Agreement, including the fact that this Agreement contains a release and covenant not to sue for any and all claims that the Executive may have against the Company, both known and unknown, even though there may be facts and consequences unknown to the Executive and (iv) has freely and voluntarily entered into this Agreement.

13.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Company and Executive with regard to Executive’s retirement and supersedes any prior or contemporaneous negotiations or agreements, written or oral, with respect to Executive’s retirement.

14.           Severability.  If an arbitrator or court of competent jurisdiction determines that any term, provision, or portion of this Agreement or the Release is void, illegal or unenforceable, the other terms, provisions and portions of this Agreement or the Release shall remain in full force and effect, and the terms, provisions and portions that are determined to be void, illegal or unenforceable shall either be limited so that they shall remain in effect to the extent permissible by law, or such arbitrator or court shall substitute, to the extent enforceable, provisions similar thereto or other provisions, so as to provide to the Company and the Executive, to the fullest extent permitted by applicable law, the benefits intended by this Agreement and the Release.

15.           Amendments and Waivers.

(a)           This Agreement can be modified or waived only by a written agreement signed by the Company and the Executive.

(b)           The Company and the Executive agree that neither the waiver by a party of a breach of any term or condition of this Agreement, nor the failure of a party on one or more occasions to enforce any term or condition of this Agreement, shall be construed as a waiver by such party of any subsequent breach of such term or condition or any other term or condition of this Agreement.

                16.         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the District of Columbia (without regard to any conflicts of law rule that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction).

17.         Section 409A.  This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by Company to Executive are exempt from, or comply with, Section 409A of the Code (“Section 409A”); provided, however, that nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from the Executive to the Company or to any other individual or entity.

                18.         Section Headings.  The section headings in this Agreement are for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

19.         Successors and Assigns.  This Agreement shall be binding upon, and shall accrue to the benefit of, any successor or assign of the respective parties, except that neither party may assign its rights or obligation under this Agreement without the prior written consent of the other party.

20.         Facsimile Signatures and Counterparts.  This Agreement may be executed by facsimile signatures, and in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement, each as of the date first above written.

Pepco Holdings, Inc.

/s/ Kirk J. Emge	By:	/s/ Joseph M. Rigby
Kirk J. Emge		Joseph M. Rigby
President and Chief Executive
Officer

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
TWENTY ONE DAY CONSIDERATION PERIOD

                      I, Kirk J. Emge, understand that I have twenty one (21) days within which to consider and execute the foregoing Retirement Agreement.  However, after having had an opportunity to consult counsel, I have freely and voluntarily elected to execute it before the twenty one (21) day period has expired.

September 6, 2012 Date	/s/ Kirk J. Emge Kirk J. Emge

Attachment A

RELEASE OF CLAIMS

                       I, Kirk J. Emge, in consideration of the mutual promises set forth in that certain Retirement Agreement (the "Agreement") executed by me and Pepco Holdings Inc. (together with its subsidiaries and affiliates, the "Company") on __________, 2013, including the Severance Payment (as defined in Section 3 thereof), and intending to be legally bound, hereby agree as follows:

I understand that the Severance Payment is being provided by the Company in consideration for the execution and delivery by me of this Release of Claims and is not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the Severance Payment unless I (i) execute this Release of Claims and (ii) do not revoke this Release of Claims within the time period specified herein or breach any term of this Release of Claims or the Agreement.

                       I, on my own behalf, and on behalf of my heirs, agents, attorneys, assigns and anyone else claiming for and through me, hereby knowingly, voluntarily and fully waive, unconditionally release and forever discharge (except to the extent provided in the next succeeding paragraph) all claims, damages, causes of action, suits, controversies, cross-claims, counter-claims, demands, debts and liabilities of any nature whatsoever in law and in equity (“Claims”) that have arisen or might have arisen at any time prior and up to and including the date of this Release of Claims (whether known or unknown, accrued or contingent, liquidated or unliquidated) that I now have or may have against the Company, its affiliates, subsidiaries, successors and assigns, its and their present, past and future directors, officers, shareholders, agents, representatives and employees (in their individual and representative capacities), and any past, present or successor Company benefit plans and their trustees, administrators, fiduciaries, insurers and agents (collectively, "the Releasees"), including without any limitation on the general nature of the foregoing release: (i) any Claims relating to my employment and the termination of my employment with the Company, including any Claim of wrongful discharge or breach of contract, (ii) any Claims arising under any federal, state, District of Columbia or local law relating to discrimination on account of race, color, religion, sex, national origin, age, disability, marital status or other illegal basis, (iii) any Claims based on any tort, such as fraud, defamation or intentional infliction of emotional distress, (iv) any Claims for wages, insurance or other fringe benefits, including group health and pension benefits, and (v) any Claims for attorneys' fees or costs. I agree not to sue, otherwise institute or cause to be instituted or in any way voluntarily participate in or assist in the prosecution of (whether as an individual or class representative) any complaints or charges against any of the Releasees in any federal, state, District of Columbia, local or other court, administrative agency or other forum concerning any Claims released hereby, and I represent that no such complaint or charge by me or on my behalf is pending.  I further agree that if any person, organization or other entity should bring a Claim against any of the Releasees involving any matter occurring at any time in the past up to and including the date of execution of this Release of Claims or involving any continuing effects of any acts or practices which may have arisen or occurred prior to the execution of this Release of Claims, I will not accept any personal relief in any such action.  I warrant that this is a general release and that there has been no assignment or transfer of any Claim covered hereby.  I understand and agree that in providing the general release set forth herein, I am specifically releasing all Claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.  (c)

Notwithstanding the above, I further acknowledge and agree that I am not waiving and am not being required to waive (i) any claim for the benefits provided for in the Agreement, (ii) any claim for vested benefits under any employee benefit plan in which I was a participant on or prior to the Retirement Date (as defined by the Agreement) as those benefits may be modified under the terms of the Agreement, (iii) any rights or claims that I may have that first arise after the date I execute this Release of Claims, (iv) any right that cannot be waived under law, such as unemployment insurance and worker’s compensation benefits and the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding with respect to any such administrative charge I may file under this clause (iv), and (v) any claim that I may have to indemnification and reimbursement of expenses under applicable law or the Company’s Certificate of Incorporation or Bylaws.

I further understand and acknowledge that: (i) I have twenty-one (21) days to consider this release of Claims, (ii) for a period of seven (7) days following the signing of this Release of Claim, I may revoke this Release of Claims, and (iii) this Release of Claims shall not be enforceable until the seven-day revocation period has expired without revocation.  I further acknowledge that (i) revocation can be made by delivering a written notice of revocation to Ernest L. Jenkins, Vice President, People Strategy and Human Resources, Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068 and (ii) for such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the day on which I sign this Release of Claims.

                        I affirm that I have read this Release of Claims in its entirety, have had a full and fair opportunity to consider and understand its terms, and have been advised to consult with counsel of my choice at my expense.  I further acknowledge that I have, of my own free will, agreed to the terms hereof.

Date	Kirk J. Emge

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
TWENTY ONE CONSIDERATION PERIOD

                      I, Kirk J. Emge, understand that I have twenty one (21) days within which to consider and execute the foregoing Release of Claims.  However, after having had an opportunity to consult counsel, I have freely and voluntarily elected to execute the Release of Claims before the twenty one (21) day period has expired.

Date	Kirk J. Emge

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